Exhibit (10)(iii)(A)(17.5)

AMENDMENT TO

CINCINNATI BELL MANAGEMENT PENSION PLAN

The Cincinnati Bell Management Pension Plan (the “Plan”) is hereby amended, effective as of August 19, 2004, by adding a new Article 19 reading as follows immediately after Plan Article 18.

ARTICLE 19

2004 EARLY RETIREMENT OFFER

19.1 Overview. This Article 19 is effective as of August 19, 2004 and provides for special benefits to be provided certain Participants who accept an offer of the Participating Employers of a special benefit program, all as is provided for in the following provisions of this Article 19.

19.2 Special Definitions. For purposes of this Article 19 only, the following terms shall have the meanings hereinafter set forth:

19.2.1 The term “Eligible Participant” means any person who is eligible under Section 19.3 below to be offered the special benefit program described in this Article 19.

19.2.2 The term “Extra Lump Sum Formula Amount” means, with respect to any Eligible Participant who accepts the special benefit program offer provided under this Article 19, an amount equal to the product obtained by multiplying (a) a dollar amount equal to two weeks value of the Eligible Participant’s base rate of pay as determined on October 1, 2004 by (b) the number of whole years included in the Eligible Participant’s Net Credited Service as determined on October 1, 2004. Notwithstanding the immediately preceding sentence, such Eligible Participant’s “Extra Lump Sum Formula Amount” shall in no event be deemed to exceed an amount equal to one year’s value of the Eligible Participant’s base rate of pay as determined on October 1, 2004. For purposes of this Subsection 19.2.2, if such Eligible Participant is assigned to a sales division of a Participating Employer and received Sales Incentive Compensation Awards, all such awards paid to him for the twelve month period ending on the day immediately preceding October 1, 2004 will be taken into account in determining his base rate of pay on October 1, 2004. In addition, for purposes of this Subsection 19.2.2 and except as is provided in the immediately preceding sentence, night differentials, overtime pay, team incentive and other awards, bonuses, and any other amounts not part of such Eligible Participant’s basic rate of scheduled pay shall not be included in determining such Eligible Participant’s base rate of pay. Notwithstanding the foregoing, for an Eligible Participant who is described in Subsection 19.4.4 below, each reference to “October 1, 2004” in the foregoing provisions of this Subsection 19.2.2 shall be deemed to be a reference to the Eligible Participant’s last day of employment with the Affiliated Employers.

19.2.3 The term “Normal Retirement Extra Single Life Annuity Benefit” means, with respect to any Eligible Participant who accepts the special benefit program offer provided under this Article 19 and when determined as of any date (for purposes of this Subsection 19.2.3, the “subject date”), a hypothetical Single Life Annuity payable to the Eligible Participant that both (a) commences to be paid as of the later of the Eligible Participant’s Normal Retirement Date or the Eligible Participant’s Offer Retirement Date and (b) has a monthly amount that is actuarially equivalent to a hypothetical single sum payment that both is made as of the subject date and is equal to the Eligible Participant’s Extra Lump Sum Formula Amount. The actuarial assumptions to be used in making such actuarially equivalent calculation shall be solely the applicable interest rate and applicable mortality assumption that are in effect under Subsection 11.5.4 above for a benefit for which the subject date is the benefit’s commencement date.

19.2.4 The term “Offer Retirement Date” means, with respect to any Eligible Participant who accepts the special benefit program offer provided under this Article 19, the date the Participant ceases to be an Employee pursuant to such offer.

19.2.5 The term “Net Credited Service” means, with respect to any Participant, the Eligible Participant’s Term of Employment that would be determined under the terms of the Prior Pension Plan if all references to a “Covered Employee” in such Prior Pension Plan were deemed to be references to an “Employee” (and if section 4.1.8 of such Prior Pension Plan were disregarded).

19.3 Eligible Participants. Any person shall be eligible to be offered the special benefit program described in this Article 19 if, and only if, he meets the following conditions:

19.3.1 He is on August 19, 2004 both a Covered Employee and a Participant in the Plan; and

19.3.2 He would by December 31, 2006, if he remained an Employee from August 19, 2004 to December 31, 2006, either (a) have Net Credited Service of 30 or more years, (b) both be age 50 and have Net Credited Service of 25 or more years, (c) both be age 55 and have Net Credited Service of 20 or more years, or (d) both be age 60 and have Net Credited Service of 10 or more years; and

19.3.3 He is not prevented by the Participating Employers from accepting the special benefit program offer provided under this Article 19 because of business needs of the Participating Employers. In this regard, the Participating Employers may take actions to exclude employees performing certain jobs from being eligible for such offer and/or to limit the number of employees in the Participating Employers in the aggregate, or in any department, job, or other unit, who will be permitted to accept such offer.

19.4 Offer.

19.4.1 The Participating Employers shall, on or about November 3, 2004, deliver or mail written material to each Eligible Participant setting forth the special benefit program offer described in this Article 19 (with such written material being referred to in this Article 19 as an “offer package”).

19.4.2 Such special benefit program offer shall provide that an Eligible Participant shall receive the benefits described in Sections 19.5 and 19.6 below if, and only if, the Eligible Participant:

(a) voluntarily terminates his employment with the Affiliated Employers on such date as is requested or agreed to by the Participating Employers (which date shall not be earlier than the date on which he receives the offer package or later than December 31, 2006);

(b) accepts the special benefit program offered to him under this Article 19 by, and only by, signing a form prepared by the Participating Employers for this purpose (which form sets forth the Eligible Participant’s agreement to accept the offer and to retire in accordance with the rules of paragraph (a) of this Subsection 19.4.2) and filing such signed form with the Participating Employers on or prior to the latest date as of which the latest offer package received by him indicates he can accept such offer (which date shall not in any event occur after November 29, 2004); and

(c) releases and waives any claims that he may have against the Affiliated Employers and all of the Affiliated Employers’ related parties that are requested to be released by the Participating Employers in connection with the special benefit program offer provided under this Article 19, by, and only by, signing a form prepared by the Participating Employers for this purpose and filing such signed form with the Participating Employers within such time period as is set by the Participating Employers (which generally will be his Offer Retirement Date or the three immediately following business days); and

(d) meets all other conditions imposed by the Participating Employers for accepting such offer.

19.4.3 If an Eligible Participant does not accept the special benefit program offer provided to him under this Article 19 or fails to meet all of the conditions set forth in Subsection 19.4.2 above, he shall not at any time be entitled to the benefits described in Sections 19.5 and 19.6 below.

19.4.4 Notwithstanding the provisions of Subsections 19.4.1 through 19.4.3 above, any person who qualifies as an Eligible Participant but who voluntarily terminated his employment with the Affiliated Employers between August 19, 2004 and November 2, 2004 shall, provided that he complies with the requirements of paragraph (c) of Subsection 19.4.2 above (within such time, after he is notified as to the special benefit program described in this Article 19, as is provided him by the Participating Employers), be deemed for all of the provisions of this Article 19 to have been offered the special program benefit offer described in this Article 19, to have accepted and complied with all of the conditions of such offer, and to have voluntarily terminated his employment with the Affiliated Employers under and pursuant to such offer.

19.5 Special Extra Retirement Benefit. If an Eligible Participant accepts the special benefit program offer provided under this Article 19 and complies with all of the conditions of such offer, he shall be entitled to a special retirement benefit not otherwise provided under the foregoing Articles of this Plan. Such special retirement benefit is described in the following provisions of this Section 19.5 and is referred to in such provisions and in Section 19.6 below as the “extra retirement benefit.” The monthly or single sum amount of the Eligible Participant’s extra retirement benefit shall be determined under the provisions of Subsection 19.5.1 below, and all other details of the extra retirement benefit (including such benefit’s form of payment and commencement date) shall be determined under the provisions of Subsections 19.5.2 and 19.5.3 below.

19.5.1 The monthly or single sum amount of the Eligible Participant’s extra retirement benefit shall be determined as follows:

(a) If the Eligible Participant’s extra retirement benefit is paid to the Eligible Participant in the form of a Single Life Annuity that commences as of any certain date (for purposes of this paragraph (a), the “subject commencement date”), then the monthly amount of such benefit shall be equal to the greater of (1) the amount that would make such Single Life Annuity actuarially equivalent to a hypothetical single sum payment that both is made as of the subject commencement date and is equal to the Eligible Participant’s Extra Lump Sum Formula Amount or (2) the amount that would make such Single Life Annuity actuarially equivalent to the Eligible Participant’s Normal Retirement Extra Single Life Annuity Benefit determined as of the subject commencement date. The actuarial assumptions to be used in making any of the actuarially equivalent calculations required under this paragraph (a) shall be solely the applicable interest rate and applicable mortality assumption that are in effect under Subsection 11.5.4 above for a benefit for which the subject commencement date is the benefit’s commencement date;

(b) If the Eligible Participant’s extra retirement benefit is paid to the Eligible Participant in the form of a Qualified Joint and Survivor Annuity that commences as of any certain date, then the monthly amount of such benefit shall be the amount that would be determined under Subsection 7.2.2 above if the extra retirement benefit were the Eligible Participant’s sole retirement benefit under the Plan; and

(c) If the Eligible Participant’s extra retirement benefit is paid to the Eligible Participant in the form of a single sum payment that is made as of any certain date (for purposes of this paragraph (c), the “subject payment date”), then the single sum amount of such benefit shall be an amount equal to the greater of (1) the Eligible Participant’s Extra Lump Sum Formula Amount or (2) the amount that would make such single sum payment actuarially equivalent to the Eligible Participant’s Normal Retirement Extra Single Life Annuity Benefit determined as of the subject payment date. The actuarial assumptions to be used in making the actuarially equivalent calculation required under this paragraph (c) shall be solely the applicable interest rate and applicable mortality assumption that are in effect under Subsection 11.5.4 above for a benefit for which the subject payment date is the benefit’s commencement date.

19.5.2 Except to the extent otherwise provided or modified in Subsection 19.5.3 below or to the extent the context of this Article 19 otherwise requires, all of the provisions of this Plan (other than Articles 3, 4, 5, and 9 above) shall apply as if the Eligible Participant’s extra retirement benefit were added to and were a part of the Eligible Participant’s retirement benefit accrued under the Articles of this Plan that precede this Article 19 as of his Offer Retirement Date and as such benefit may be modified under the provisions of Section 19.6 below (for purposes of this Section 19.5 and Section 19.6 below, his “regular retirement benefit”). In particular, except to the extent otherwise provided or modified in Subsection 19.5.3 below, the Eligible Participant’s extra retirement benefit and regular retirement benefit shall be deemed to be one retirement benefit for purposes of determining the form of and commencement date of such benefits and applying the provisions of Articles 10 and 17 above (which provide for benefit limits and top heavy plan rules).

19.5.3 Notwithstanding the provisions of Subsection 19.5.2 above, as a special option and not in any event limiting the forms of benefit in which the Eligible Participant’s extra retirement benefit and regular retirement benefit can be paid, the Eligible Participant may elect to receive his extra retirement benefit and regular retirement benefit, in lieu of the normal form of benefit otherwise payable under Section 7.2 above or any other optional form of benefit described in Section 7.3 above and provided all of the election provisions of Section 7.4 above are met, in the following forms:

(a) a Single Life Annuity for his regular retirement benefit and a single sum payment for his extra retirement benefit; or

(b) if the Eligible Participant is married as of the commencement date of his retirement benefits under the Plan, a Qualified Joint and Survivor Annuity for his regular retirement benefit and a single sum payment for his extra retirement benefit.

The commencement date of the payment of each of his regular retirement benefit and his extra retirement benefit must in such case still be the same date and determined as if the Eligible Participant’s extra retirement benefit and regular retirement benefit were one benefit.

19.6 Special Early Retirement Discount Factors for Regular Retirement Benefit. If an Eligible Participant accepts the special benefit program offer provided under this Article 19 and complies with all of the conditions of such offer, then, in addition to the extra retirement benefit under Section 19.5 above, he shall have his regular retirement benefit under the Plan determined in accordance with the other provisions of the Plan but with the following adjustment in the event the commencement date of his regular retirement benefit occurs prior to December 31, 2006: his Prior Pension Plan Amount (as is otherwise defined in Subsection 9.2.4(a) above) as of the commencement date of his regular retirement benefit (which Prior Pension Plan Amount is sometimes used to help determine his regular retirement benefit) shall be determined under the provisions of Subsection 9.2.4(a) above but with any early retirement discount reduction factors set forth in the provisions of the Prior Pension Plan that are used in such determination (to the extent the provisions of Subsection 9.2.4(a) above would require that such Prior Pension Plan early retirement discount factors are used in determining the Prior Pension Plan Amount) being applied in such determination of the Prior Pension Plan Amount based on the age and service with the Affiliated Employers that the Eligible Participant would have on December 31, 2006 if he continued in the employment of the Affiliated Employers from his actual date of termination with the Affiliated Employers (pursuant to his acceptance of the special benefit program offer provided under this Article 19) to December 31, 2006.

[Signature Page Immediately Follows This Page]

IN ORDER TO EFFECT THE FOREGOING CHANGES TO THE PLAN, the Plan’s sponsor, Cincinnati Bell Inc., has caused its name to be subscribed to this Plan amendment.

CINCINNATI BELL INC.

By:	/s/ Christopher J. Wilson
Title:	V.P. & General Counsel
Date:	12-13-04

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